Exhibit 99.1

FOR IMMEDIATE RELEASE

Lam Research Corporation Contact:
Shawn Lynch, phone: 510/572-1726, e-mail: shawn.lynch@lamrc.com

Lam Research Corporation Announces Stephen G. Newberry as Chief Executive Officer

Newberry will also join the board of directors.

FREMONT, Calif., June 27, 2005—Lam Research Corporation (Nasdaq: LRCX) today announced Stephen G. Newberry has become chief executive officer of the Company as announced previously in the Company’s management transition plan in November 2004. Newberry will also join the board of directors and retain his role as president.

James W. Bagley will remain an officer of the Company in the position of executive chairman of the board of directors.

Lam Research Corporation is a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on the Nasdaq National Market under the symbol LRCX. The Company’s World Wide Web address is http://www.lamrc.com.

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